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                                                                EXHIBIT 11.1

                    COMPUTATION OF PRO FORMA NET INCOME PER SHARE

                               SCHMITT INDUSTRIES, INC.


                                                 YEARS ENDED MAY 31,
                                          -------------------------------------
                                            1997           1996         1995
                                          ----------    ----------   ----------

         PRIMARY

Net income for primary income per
common share                              $1,724,728    $1,217,253     $248,805
                                          ----------    ----------   ----------
                                          ----------    ----------   ----------
Weighted average number of shares
outstanding during the year                7,031,449     6,887,975    6,886,889

Add:  common equivalent shares
(determined using the "treasury stock
method") representing shares issuable
upon exercise of employee stock
options                                      530,295       528,738      228,905
                                          ----------    ----------   ----------
Weighted average number of shares
used in calculation of primary
income per share                           7,561,744     7,416,713    7,115,794
                                          ----------    ----------   ----------
                                          ----------    ----------   ----------

Primary income per common share                 $.23          $.16         $.04
                                          ----------    ----------   ----------
                                          ----------    ----------   ----------
       FULLY DILUTED

Net income for fully diluted net
income per share                          $1,724,728    $1,217,253     $248,805
                                          ----------    ----------   ----------
                                          ----------    ----------   ----------
Weighted average number of shares
used in calculating primary income
per common share                           7,561,744     7,416,713    7,115,794

Add (deduct) incremental
shares representing:

  Shares issuable upon exercise of
  stock options included in primary
  calculation above                         (530,295)     (528,738)    (228,905)

  Shares issuable upon exercise of
  stock options based on year-end
  market price                               529,463       557,374      228,905
                                          ----------    ----------   ----------
Weighted average number of shares
used in calculation of fully
diluted income per share                   7,560,912    7,445,349    7,115,794
                                          ----------    ----------   ----------
                                          ----------    ----------   ----------
Fully diluted income per common
share                                           $.23          $.16        $.04
                                          ----------    ----------   ----------
                                          ----------    ----------   ----------


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